Exhibit 99.1

Vermillion Reports Fourth Quarter and Full Year 2014 Results

Conference Call at 8:30 a.m. ET Today

AUSTIN, Texas — March 25, 2015 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported on its results for the fourth quarter ended and full year ended December 31, 2014.

“We are very pleased to have completed our new commercial agreement with Quest Diagnostics as well as increase the market in which we offer ASPiRA Labs’ OVA1 testing service,” stated Valerie Palmieri, President and CEO of Vermillion, Inc.

Key 2015 Developments

•

March 11- Executed a new business relationship with Quest Diagnostics whereby all OVA1 testing in the United States will migrate to ASPiRA Labs while Quest Diagnostics will continue to provide its blood draw, courier and logistics network to its customers.

•

March 6- Successfully completed validation of OVA2, which is a product improvement to OVA1 on the Roche Cobas 6000 platform, and submitted our 510(k) clearance application to the FDA. Our goal is to launch OVA2 commercially in the second half of 2015.

•

March 6- Received our CE mark for OVA1 which complements our recent ISO certification and will allow us to distribute and offer OVA1 outside the US. Our plan is to market OVA1 outside the U.S. in 2016.

•	March 5- Received our National Provider Identifier from CMS, which allowed ASPiRA Labs to commence Medicare billing for OVA1 in March 2015.
•	February 6- Received our ISO 13485 Certification, which is our first milestone for our planned international expansion.
•

January 1- Valerie Palmieri named as President and Chief Executive Officer.  Ms. Palmieri had served as Chief Operating Officer since October 2014. Jim LaFrance remains Chairman of the Board of Directors.

•	January 2015- Key additions to our management team joined us--Laura Miller as Senior Vice President of Sales and Customer Experience and Patrick Carpenter as General Manager of ASPiRA Labs.

Q4 2014 Financial Results

Total revenue in the fourth quarter of 2014 was $1.6 million, consistent with the same year-ago quarter. The OVA1 product revenue in both quarters includes an additional royalty component of revenue from Quest Diagnostics. Vermillion recognized this portion of revenue when reported by Quest Diagnostics in a 'true-up' after the end of the calendar year.

Fourth quarter of 2014 product revenue was comprised of $214,000 from 4,474 OVA1 tests performed and $1.2 million from the royalty on 16,563 OVA1 tests reported by Quest Diagnostics as resolved in 2014. The resolved tests include both reimbursed and unreimbursed tests for which Quest Diagnostics considers the payment status as final.

By comparison, the $1.6 million in revenue in the fourth quarter of 2013 included $211,000 of product revenue from 4,218 OVA1 tests performed, and $1.3 million from the  royalty on 16,745 OVA1 tests reported by Quest Diagnostics as resolved in 2013.

Of the 4,474 OVA1 tests in the fourth quarter 257 were performed by ASPiRA Labs, Vermillion’s wholly owned national CLIA-certified laboratory, up from the 152 OVA1 tests performed by ASPiRA Labs in the third quarter of 2014.

Cost of product revenue for the fourth quarter of 2014 increased to $412,000 compared to $74,000 in the same period in 2013 due to costs of ASPiRA LABS which opened in June 2014.

Total operating expenses in the fourth quarter of 2014 increased to $5.2 million from $3.3 million in the same year-ago quarter. The increase was primarily due to expanded sales and marketing headcount compared to the prior year quarter as well as increased research and development headcount and Johns Hopkins University collaboration costs to complete Vermillion's platform migration and next generation test.

Net loss for the fourth quarter was $4.1 million or $(0.11) per share, as compared to a net loss of $1.8 million or $(0.07) per share in the same year-ago quarter.

Full Year 2014 Financial Results
Total revenue for the full year of 2014 was $2.5 million, consistent with the prior year. Total revenue in 2014 was comprised of $2.1 million in product revenue from OVA1 and $454,000 in license revenue. Product revenue from OVA1 in 2014 included $825,000 from 16,839 OVA1 tests performed and $1.2 million from the royalty reported by Quest Diagnostics for 2014.

By comparison, revenue in 2013 was comprised of $2.1 million in product revenue from OVA1 and $454,000 in license revenue. Product revenue from OVA1 in 2013 included $851,000 from 17,004 OVA1 tests performed and $1.3 million from the royalty reported by Quest Diagnostics for 2013.

For the full year of 2014, total operating expenses were $20.5 million as compared to $11.3 million in 2013. The increase in expense was driven primarily by an increase in sales and marketing headcount, research and development costs for OVA2 as well as the lab build-out costs for ASPiRA Labs.

For the full year of 2014, net loss was $19.2 million or $(0.53) per share as compared to a net loss of $8.8 million or $(0.42) per share in 2013.

The winter weather in our Northeast and Great Lakes regions has adversely impacted our volumes in the first quarter of 2015, since doctors’ offices were closed between 10% and 25% of the normal working days during the quarter, depending on the region.

As of December 31, 2014, cash and equivalents totaled $23.0 million including the $10.5 million gross proceeds from our private placement of common stock and warrants in December 2014. The company utilized $4.3 million in cash in the fourth quarter of 2014, and expects between $5.7 million and $6.0 million in cash outlay during the first quarter of 2015, which includes the final repayment of debt to Quest Diagnostics totaling $1.1 million.

Conference Call and Webcast

Vermillion’s President and CEO Valerie Palmieri will host a call today to discuss results followed by a question and answer period.

Wednesday, March 25, 2015 at 8:30am Eastern/5:30am Pacific

Domestic:800-753-9057

International:913-981-5571

Conference ID:6825678

Webcast:Conference Call Link:  http:/public.viavid.com/player/index.php?id=113438

Replay – Available through April 8, 2015

Domestic:877-870-5176

International:858-384-5517

Conference ID:6825678

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (512) 519-0400.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for women. Vermillion, along with its prestigious scientific collaborators, has developed and commercialized care pathway programs focused in gynecologic disease.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared,

protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the migration of OVA1 testing from Quest Diagnostics to ASPiRA Labs, Vermillion’s strategy, expected cash outlay and expected regulatory approval. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 sales; (2) Vermillion’s ability to market its test through sales channels other than Quest Diagnostics; (3) failures by third-party payers to reimburse OVA1 or changes or variances in reimbursement rates; (4) Vermillion’s ability to secure additional capital on acceptable terms to execute its business plan; (5) Vermillion’s ability to commercialize OVA1 outside the United States; (6) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (7) Vermillion’s ability to compete successfully; (8) Vermillion’s ability to obtain any regulatory approval for Vermillion’s future diagnostic products; (9) Vermillion’s suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products; (10) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (11) Vermillion’s ability to continue to develop, protect and promote its proprietary technologies; and (12) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2013, Vermillion’s Form 10-Q for the quarter ended March 31, 2014 and Vermillion’s Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$22,965	$29,504
Accounts receivable	167	373
Prepaid expenses and other current assets	534	372
Total current assets	23,666	30,249
Property and equipment, net	508	391
Total assets	$24,174	$30,640

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,123	$541
Accrued liabilities	2,201	1,283
Short-term debt	1,106	1,106
Deferred revenue	489	628
Total current liabilities	4,919	3,558
Non-current liabilities:
Long-term deferred revenue	-	316
Total liabilities	4,919	3,874
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2014 and 2013	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized; 43,115,790 and 35,825,673 shares issued and outstanding at December 31, 2014 and 2013, respectively	43	36
Additional paid-in capital	370,685	358,994
Accumulated deficit	(351,473)	(332,264)
Total stockholders’ equity	19,255	26,766
Total liabilities and stockholders’ equity	$24,174	$30,640

Vermillion, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue:
Product	$1,456	$1,472	$2,067	$2,112
License	113	113	454	454
Total revenue	1,569	1,585	2,521	2,566
Cost of revenue:
Product	481	74	1,230	170
Total cost of revenue	481	74	1,230	170
Gross profit	1,088	1,511	1,291	2,396
Operating expenses:
Research and development(1)	1,194	1,004	4,667	2,595
Sales and marketing(2)	2,261	1,308	9,893	4,480
General and administrative(3)	1,702	1,024	5,942	4,184
Total operating expenses	5,157	3,336	20,502	11,259
Loss from operations	(4,069)	(1,825)	(19,211)	(8,863)
Interest income	6	8	40	23
Other expense, net	(13)	-	(38)	21
Loss before income taxes	(4,076)	(1,817)	(19,209)	(8,819)
Income tax benefit (expense)	-	-	-	-
Net loss	$(4,076)	$(1,817)	$(19,209)	$(8,819)

Loss per share - basic and diluted	$(0.11)	$(0.07)	$(0.53)	$(0.42)
Weighted average common shares used to compute basic and diluted net loss per common share	36,721,414	25,241,605	36,082,414	20,926,336

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$33	$32	$136	$76
(2) Sales and marketing	26	45	259	163
(3) General and administrative	258	494	776	637